Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2008 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Earnings per Diluted Share Increased 26% to $0.59, Excluding Restructuring

Monterrey Manufacturing Delivers Significant Increase in Throughput

Company Anticipates Solid Earnings Growth in Fiscal 2009

Mentor, Ohio (May 7, 2008)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2008 fourth quarter ended March 31, 2008. Fiscal 2008 fourth quarter revenues increased 7% to $375.2 million compared with $349.8 million in the fourth quarter of fiscal 2007.

Fiscal 2008 fourth quarter net income was $26.1 million, or $0.42 per diluted share, compared with net income of $29.8 million, or $0.45 per diluted share, in the fourth quarter of fiscal 2007. Included in net income for the fourth quarter of fiscal 2008 are pre-tax restructuring charges totaling $16.5 million, primarily associated with a previously announced expense reduction program. On the consolidated statements of income, $12.4 million of these charges were recorded as restructuring expenses and $4.1 million were recorded in cost of goods sold. Included in net income for the fourth quarter of fiscal 2007, are pre-tax restructuring expenses of $1.1 million.

Excluding these restructuring charges net of tax, fiscal 2008 fourth quarter net income was $36.4 million, or $0.59 per diluted share, compared with net income of $30.5 million, or $0.47 per diluted share in the fourth quarter of fiscal 2007.

“Strong shipment levels helped drive double-digit revenue growth in Life Sciences while our Healthcare segment experienced continued strong order growth,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “We are particularly pleased that production levels in our Monterrey manufacturing facility are now where we expect them to be. During the fourth quarter, production throughput increased 40% compared with the third quarter, a testament to the hard work and dedication of

STERIS Corporation

News Announcement

our people in Monterrey, Mexico over the past several months. Heading into fiscal year 2009, while current order and backlog levels are strong, we are maintaining a conservative view for the full year with overall revenue growth in the mid-single digits. Fiscal 2009 is anticipated to be a year of solid earnings and cash flow performance, as the full year benefits of our Erie to Monterrey manufacturing transfer and increased operating expense leverage contribute to overall earnings growth.”

Quarterly Segment Results

[Note: As a result of recent organizational changes, the Company has changed its methodology for reporting segments. The Company will now report four segments: Healthcare, Life Sciences, Isomedix, and Corporate and other. The Corporate and other segment includes the Defense and Industrial business unit (formerly part of Life Sciences) plus costs that are associated with being a publicly traded company and certain other corporate costs. The discussion that follows and the attached financial statements reflect these changes in all periods.]

Healthcare revenues in the quarter increased 5% to $264.2 million compared with the fourth quarter of fiscal 2007. Revenue growth occurred across capital, consumables and service offerings. Order backlog levels were $98.0 million, an increase of 54% compared with the prior year period and are at record levels for the beginning of any new fiscal year. Operating income was $34.6 million, a decline of 24% compared with the prior year period. Excluding restructuring charges, Healthcare operating income was $48.4 million compared with $46.5 million in the prior year quarter. Improved pricing and labor savings associated with the transfer of Erie manufacturing to Monterrey were partially offset by raw material cost increases and the impact of sales and marketing investments.

Life Sciences fourth quarter revenues were $73.0 million, an increase of 20% compared with the fourth quarter of fiscal 2007. The growth in revenues largely reflected increased shipments due to the completion of backlog orders, which were at record levels entering the quarter. Order backlog declined 5% to $44.2 million compared with the prior year period. Life Sciences operating income was $5.6 million in the quarter compared with $4.1 million in the fourth quarter of fiscal 2007. Excluding restructuring charges, segment operating income was $7.1 million compared with $4.4 million in the prior year quarter. Operating income levels primarily benefited from increased volumes, which were partially offset by increased research and development expenses related to product enhancements and by foreign exchange translation.

STERIS Corporation

News Announcement

Fiscal 2008 fourth quarter revenues for Isomedix Services were $35.7 million, an increase of 3% compared with the same period last year. Revenue growth was primarily driven by increased demand from medical device customers, modest pricing improvements and favorable mix. Operating income increased 17% compared with the prior year quarter to $7.1 million. Excluding restructuring charges, Isomedix segment operating income was $7.5 million in the fourth quarter of fiscal 2008 compared with $6.1 million in the prior year quarter.

Full Year Results

For the full fiscal year 2008, revenues increased 6% to $1.27 billion compared with $1.20 billion in the prior year. Revenue for the Healthcare and Isomedix segments each grew 5% while Life Sciences increased 9% for the year.

Net Income was $77.1 million, or $1.20 per diluted share, compared with $82.2 million, or $1.25 per diluted share in fiscal 2007. Included in net income for fiscal 2008 are pre-tax restructuring charges totaling $19.5 million, primarily associated with a previously announced expense reduction program, with $15.4 million recorded as restructuring expenses and $4.1 million recorded in cost of goods sold. Included in net income for fiscal 2007, are pre-tax restructuring expenses of $6.6 million, primarily associated with the transfer of Erie manufacturing to Monterrey, Mexico. Excluding restructuring charges net of tax, net income for fiscal 2008 was $89.3 million, or $1.39 per diluted share, compared with fiscal 2007 net income of $86.2 million, or $1.31 per diluted share.

Cash Flow

Net cash provided by operations for fiscal 2008 was $143.0 million, compared with net cash provided by operations of $95.7 million in fiscal 2007. Net cash provided by operations in the fiscal 2007 period included a $27.6 million payment to the IRS for tax expenses previously incurred. Free cash flow (see note 1) for fiscal 2008 was $91.1 million, compared with free cash flow of $49.5 million in fiscal 2007. The increase in free cash flow, excluding the tax payment in the previous year, largely reflected an increase in cash earnings and effective working capital management.

During the quarter, the Company repurchased 3,419,019 shares of its common stock at an average price of $25.43 per common share for a total amount of $86.9 million. For fiscal 2008, the Company has

STERIS Corporation

News Announcement

repurchased 6,825,550 shares of its common stock at an average price of $26.84 for a total amount of $183.2 million. Approximately $278.3 million remains under the current share repurchase authorization.

Outlook

Based upon current anticipated trends, the Company expects revenue growth in the range of 4-6% and earnings per diluted share of $1.50 to $1.65 for the full fiscal year 2009. This outlook reflects certain key assumptions, some of which are listed below:

•	Revenue growth is expected to be in the mid-single digits in Healthcare and Isomedix and in the low-single digits in Life Sciences.

•	The Company is assuming that the United States dollar will not change significantly from current rates relative to international currencies.

•

Overall gross margin is expected to increase by approximately one half of a percentage point reflecting the benefits of the Erie/Monterrey manufacturing transfer, increased volume and pricing, partially offset by an assumed increase in raw material costs, the impact of inflation on overall costs and a negative impact from foreign currency translation.

•

Operating expenses as a percentage of revenue are anticipated to decline by approximately one percentage point reflecting the continuation of the Company’s previously announced expense reduction program, partially offset by sales channel and new product investments.

•	The anticipated effective tax rate is approximately 36%.

•

The Company’s earnings are expected to build throughout the year with approximately 40% of full year earnings occurring in the first half of the fiscal year and approximately 60% occurring in the second half.

For the full fiscal year 2009, free cash flow (see note 1) is anticipated to be approximately $90 million and capital expenditures are anticipated to be approximately $65 million.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name,

STERIS Corporation

News Announcement

“Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on May 7, 2008, until 5:00 p.m. Eastern time on May 21, 2008, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release, and the conference call referenced here, may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form

STERIS Corporation

News Announcement

10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any level of share repurchases, earnings and revenue trends, expense reduction or other future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release, and the conference call referenced here, may adversely impact Company performance, results, or value.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$375,170	$349,837	$1,265,090	$1,197,407
Cost of revenues	223,794	204,867	741,133	692,600

Gross profit	151,376	144,970	523,957	504,807
Operating expenses:
Selling, general, and administrative	87,935	83,102	348,035	326,896
Restructuring expense	12,420	1,142	15,461	6,584
Research and development	8,953	8,870	36,916	33,626

	109,308	93,114	400,412	367,106

Income from operations	42,068	51,856	123,545	137,701
Non-operating expense, net	1,174	983	3,746	4,771

Income from continuing operations before income tax expense	40,894	50,873	119,799	132,930
Income tax expense	14,785	21,061	42,693	51,833

Income from continuing operations	26,109	29,812	77,106	81,097
Gain on sale of discontinued operations, net of tax	—	—	—	1,058

Net income	$26,109	$29,812	$77,106	$82,155

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.43	$0.46	$1.22	$1.24
Discontinued operations	—	—	—	0.02

Net income	$0.43	$0.46	$1.22	$1.26

Diluted earnings per common share:
Continuing operations	$0.42	$0.45	$1.20	$1.23
Discontinued operations	—	—	—	0.02

Net income	$0.42	$0.45	$1.20	$1.25

Cash dividends declared per common share outstanding	$0.06	$0.05	$0.23	$0.18
Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	60,982	64,931	63,200	65,174
Diluted number of common shares outstanding	61,704	65,539	64,124	65,731

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	March 31, 2008	March 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,868	$52,296
Accounts receivable, net	249,814	251,207
Inventories, net	147,210	131,997
Other current assets	64,484	49,220

Total Current Assets	513,376	484,720
Property, plant, and equipment, net	384,642	388,899
Goodwill and intangible assets, net	337,980	332,947
Other assets	3,294	2,604

Total Assets	$1,239,292	$1,209,170

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$75,532	$76,184
Other current liabilities	154,827	141,215

Total Current Liabilities	230,359	217,399
Long-term debt	179,280	100,800
Other liabilities	122,809	116,679
Shareholders’ equity	706,844	774,292

Total Liabilities and Shareholders’ Equity	$1,239,292	$1,209,170

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$264,247	$251,642	$887,073	$845,674
Life Sciences	73,020	60,835	228,350	209,658
STERIS Isomedix Services	35,738	34,637	140,558	133,781
Corporate and other	2,165	2,723	9,109	8,294

Total Segment Revenues	$375,170	$349,837	$1,265,090	$1,197,407

Segment Operating Income (Loss):
Healthcare	$34,574	$45,580	$103,447	$122,468
Life Sciences	5,560	4,099	11,535	10,953
STERIS Isomedix Services	7,137	6,102	28,964	25,127
Corporate and other	(5,203)	(3,925)	(20,401)	(20,847)

Total Segment Operating Income	$42,068	$51,856	$123,545	$137,701

As a result of changes within the Life Sciences segment, the Company has determined that the Defense and Industrial business unit will no longer be deemed a component of that segment. A new segment has been created called “Corporate and Other,” which will be presented separately and contains the Defense and Industrial business unit plus costs that are associated with being a publicly traded company and certain other corporate costs.

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended March 31,
	2008	2007
	(Unaudited)
Operating Activities:
Net income	$77,106	$82,155
Non-cash items	56,957	62,123
Working capital adjustments	8,895	(48,538)

Net cash provided by operating activities	142,958	95,740
Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(56,974)	(49,024)
Proceeds from sale of property, plant, equipment and intangibles	5,154	2,825
Proceeds from sale of discontinued operations	—	2,927

Net cash used in investing activities	(51,820)	(43,272)
Financing Activities:
Proceeds (payments) under credit facilities, net	79,180	(12,980)
Payments on long-term obligations and capital leases, net	(700)	(1,687)
Repurchases of common shares	(177,171)	(60,170)
Cash dividends paid to common shareholders	(14,609)	(11,766)
Stock options and other equity transactions, net	14,619	8,997
Tax Benefit from stock options exercised	3,194	1,927

Net cash used in financing activities	(95,487)	(75,679)
Effect of exchange rate changes on cash and cash equivalents	3,921	2,775

(Decrease) increase in cash and cash equivalents	(428)	(20,436)
Cash and cash equivalents at beginning of period	52,296	72,732

Cash and cash equivalents at end of period	$51,868	$52,296

	Twelve Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$142,958	$95,740
Purchases of property, plant, equipment, and intangibles, net	(56,974)	(49,024)
Proceeds from the sale of property, plant, equipment, and intangibles	5,154	2,825

Free Cash Flow from Continuing Operations	$91,138	$49,541

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. Free cash flow is a non-GAAP figure under Securities and Exchange Commission rules. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

STERIS Corporation

Additional Segment Data

(In thousands)

	Fiscal Year 2008 (Unaudited)
	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Full Year
Segment Revenues:
Healthcare	$195,691	$206,684	$220,451	$264,247	$887,073
Life Sciences	46,702	52,323	56,305	73,020	228,350
STERIS Isomedix Services	35,472	34,793	34,555	35,738	140,558
Corporate and other	3,079	1,202	2,663	2,165	9,109

Total Segment Revenues	$280,944	$295,002	$313,974	$375,170	$1,265,090

Segment Operating Income (Loss):
Healthcare	$17,932	$21,598	$29,343	$34,574	$103,447
Life Sciences	269	3,369	2,337	5,560	11,535
STERIS Isomedix Services	7,721	7,081	7,025	7,137	28,964
Corporate and other	(4,355)	(5,600)	(5,243)	(5,203)	(20,401)

Total Segment Operating Income	$21,567	$26,448	$33,462	$42,068	$123,545

	Fiscal Year 2007
	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Full Year
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$187,131	$197,094	$209,807	$251,642	$845,674
Life Sciences	43,899	51,389	53,535	60,835	209,658
STERIS Isomedix Services	32,555	33,491	33,098	34,637	133,781
Corporate and other	1,482	1,562	2,527	2,723	8,294

Total Segment Revenues	$265,067	$283,536	$298,967	$349,837	$1,197,407

Segment Operating Income (Loss):
Healthcare	$23,885	$24,275	$28,728	$45,580	$122,468
Life Sciences	189	2,230	4,435	4,099	10,953
STERIS Isomedix Services	6,207	6,542	6,276	6,102	25,127
Corporate and other	(4,820)	(6,513)	(5,589)	(3,925)	(20,847)

Total Segment Operating Income	$25,461	$26,534	$33,850	$51,856	$137,701

As a result of changes within the Life Sciences segment, the Company has determined that the Defense and Industrial business unit will no longer be deemed a component of that segment. A new segment has been created called “Corporate and Other,” which will be presented separately and contains the Defense and Industrial business unit plus costs that are associated with being a publicly traded company and certain other corporate costs. Segment revenues and operating income (loss) have been restated for fiscal year 2007 and fiscal year 2008 to reflect this new presentation.